UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2023

ACM Research, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38273	94-3290283
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

42307 Osgood Road, Suite I
Fremont, California	94539
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 445-3700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	ACMR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934: Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

On June 27, 2023, the primary operating subsidiary of ACM Research, Inc. (the “Company”), ACM Research (Shanghai), Inc. (“ACM Shanghai”), held its 2023 Annual Stockholder Meeting in Shanghai, China. During this meeting, the stockholders of ACM Shanghai approved and adopted various resolutions, including a proposed dividend to be paid to the stockholders of ACM Shanghai. The amount of the planned dividend is RMB 0.372 per share for an aggregate total of approximately RMB 161.28 million (approximately $22.2 million based on currency exchange rates as of July 3, 2023). The payment is expected to be completed by the end of 2023.

The Company owns 82.5% of the outstanding shares of ACM Shanghai. It is possible that ACM Shanghai may not pay the dividend per the approved resolutions, and even if paid, the net amount and the timing of the proceeds repatriated by the Company to the United States is uncertain. The Company intends to use the net proceeds, if any, for working capital and general corporate purposes.

Item 9.01	Financial Statements and Exhibits.

(d)          Exhibits.

Exhibit	Description

104	Cover Page Interactive Data File (embedded within the XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ACM RESEARCH, INC.

	By:	/s/ Mark McKechnie
Mark McKechnie
Chief Financial Officer and Treasurer

Dated: July 5, 2023